Exhibit 99.1

Contact:	Tricia J. Richardson Novavax, Inc. 240-268-2031
NOVAVAX REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
ROCKVILLE, MD (August 8, 2008) — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today announced financial results for the second quarter ended June 30, 2008. Novavax reported a net loss of $9.4 million ($0.15 loss per share) for the second quarter of 2008 compared to a net loss of $8.2 million ($0.13 loss per share) for the second quarter of 2007. The net cash burn for the second quarter 2008 was $5.0 million.
For the six months ended June 30, 2008, the Company reported a net loss of $17.1 million ($0.28 loss per share), as compared to a net loss of $16.6 million ($0.27 loss per share) for the six months ended June 30, 2007. Total cash and short-term investments as of June 30, 2008 were $35.9 million compared to $46.5 million as of December 31, 2007. The net cash burn for the six months ended June 30, 2008 was $10.6 million.
The following are key achievements during the quarter as well as additional plans for the balance of the year:
•	We completed enrollment in our Phase IIa clinical study for our H5N1 pandemic influenza vaccine candidate as a continuation of the original Phase I/IIa trial which started last year. An interim analysis in December 2007 was favorable, indicating that this vaccine was immunogenic at the 15 microgram and 45 microgram dose levels and was well tolerated. The Company remains on schedule to report primary immunogenicity results from the dose-ranging portion of this Phase IIa study in the third quarter of 2008.

•	We continued as planned to advance our seasonal influenza vaccine program through pre-clinical studies with a target of commencing human trials in a Phase IIa study in the third quarter of 2008. The Company anticipates that the results from the pandemic influenza vaccine phase IIa study will be indicative of the future results from our seasonal program. The safety data generated in the ongoing Phase I/IIa H5N1 pandemic influenza vaccine study will support the safety database for our seasonal program, allowing us to commence the seasonal vaccine clinical program with a Phase IIa trial in humans.

•	An additional Phase IIa trial of our seasonal influenza vaccine program is planned in older adult subjects (>65 years of age) commencing in the fourth quarter of 2008. The intent of this dose ranging study is evaluate the immunogenicity of the seasonal influenza VLP vaccine candidate at different doses to determine if there is a differentiated immunological response in this subject population. The trial will also include a comparison of the immunogenicity of the Novavax VLP seasonal influenza vaccine candidate with that of a vaccine that is currently approved by FDA.

•	We advanced our two vaccine discovery programs; one for Varicella Zoster (Shingles) and a second for an undisclosed disease target with the goal of progressing at least one of these candidates through proof of concept animal studies by the end of 2008. We expect to announce our undisclosed discovery vaccine during the second half of 2008.

•	We announced the completion of construction for our GMP pilot plant in the Company’s Rockville, Maryland headquarters with a ribbon cutting ceremony held on May 1, 2008. This facility will showcase the capability of our ready-to-use and disposable production technology in a relatively low cost environment. Through our collaboration with GE Healthcare, we have continued our partnering in process improvement efforts that are advancing our manufacturing process, validation, and vaccine yields.

•	We amended the lease for our corporate headquarters in Rockville, Maryland. The amendment (1) extended the term of the lease to January 31, 2017, (2) provided us with reimbursement for up to $3.0 million in leasehold improvements and (3) increased the monthly installments of base rent.

•	We announced the creation of a new proprietary process to develop a vaccine candidate against Severe Acute Respiratory Syndrome (SARS). The Company also received renewed research funding from the National Institutes of Health (NIH). This new approach has the potential to expand our ability to apply VLPs to a broader number of vaccine disease targets.

•	We completed an equity financing of $18 million in gross proceeds through a registered direct offering of common stock and warrants.

“We continue to make solid progress in our clinical development programs,” said Novavax Chief Executive Officer Dr. Rahul Singhvi. “By the second half of 2008, we will have two vaccines in Phase II clinical trials and plan to have one of our discovery vaccines in preclinical studies. We also expect to announce our undisclosed vaccine program sometime in the second half of 2008. The recently completed equity financing strengthened our balance sheet and will enable us to further advance our seasonal influenza program through critical Phase II clinical studies and advance our discovery vaccine candidates into late preclinical studies.”
2008 Financial Results
Revenue from continuing operations, for the second quarter ended June 30, 2008 was $0.3 million compared to a credit of $0.2 million for the same period in 2007, an increase of $0.6 million. The change year over year was primarily due to higher contract research revenues in 2008. Revenue for the three months ended June 30, 2007 primarily consisted of additional allowances for sales returns related to our decision to discontinue the sale of Gynodiol during the three months ended June 30, 2007.
There were no costs of products sold from continuing operations in the second quarter of 2008 due to the classification of Estrasorb manufacturing into discontinued operations, as compared to cost of products sold of $.1 million related to Gynodiol sales in the first quarter of 2007.
Research and development costs for the second quarter of 2008 were $5.4 million compared to $4.0 million in the second quarter of 2007, an increase of $1.4 million or 35%. The increase in the second quarter of 2008 as compared to 2007 was due to higher research and development spending to support the Company’s pandemic influenza vaccine clinical trials, as well as additional pre-clinical studies for our seasonal influenza program in the second quarter of 2008. These increases were primarily for increased personnel, facility costs and outside expenses (including sponsored research, clinical research organization costs and consulting agreements) associated with expanded preclinical studies, human trial study costs, testing and process development, manufacturing and quality-assurance and quality-control related activities.
General and administrative costs were $3.2 million in the second quarter of 2008 as compared to $3.4 million in the prior year. The decrease of $0.2 million in the second quarter of 2008 as compared to the second quarter of 2007 was principally due to a decrease in accounting costs of $0.2 million primarily related to the adoption of FIN 48 during the three months ended June 30, 2007 and a $0.2 million decrease in facility costs allocated to general and administrative expenses as we have continued to consolidate research and development into our Rockville, Maryland facility. These decreases were partially offset by a $0.1 million increase in the reserve for two former directors’ notes and a $0.1 million increase in employee related costs.
As a result, losses from continuing operations before net interest income was $8.2 million as compared to a loss in 2007 of $7.7 million, or an increase in total losses of $0.5 million.
Interest expense, net of interest income was $0.1 million in the second quarter of 2008, as compared to interest income, net of interest expense of $0.5 million for the second quarter of 2007. The change was principally due to lower average cash and short-term investment balances as compared to the prior year.
Accordingly, the loss from continuing operations was $8.3 million as compared to $7.1 million in the 2007 comparable quarter.
Losses from discontinued operations are a result of the Company’s decision to discontinue manufacturing of Estrasorb as of December 31, 2007. In February 2008, the Company entered into an asset purchase agreement with Graceway providing for the sale of certain assets related to Estrasorb. Novavax also entered into a supply agreement with Graceway which required the Company to manufacture additional quantities of Estrasorb. The manufacturing and clean up of the facility related to Estrasorb is anticipated to be completed by mid-August 2008, and all associated income and expenses for this activity are being be classified as discontinued operations. The loss from discontinued operations remained constant at $1.1 million for both the second quarter of 2008 and 2007 due to a decrease in revenue from Estrasorb and a decrease in operating expenses from discontinued operations in similar amounts.
The total net loss when combining the loss from continuing and discontinued operations was $9.4 million or an increase of $1.2 million over the net loss recorded in the second quarter of 2007 of $8.2 million.

As of June 30, 2008, the Company had $35.9 million in cash and short-term investments as compared to $46.5 million as of December 31, 2007, a net burn rate of $10.6 million for the six months ended June 30, 2008. The decrease in cash and short-term investments of $10.6 million was principally due to operating losses incurred in the six months ended June 30, 2008 and capital spending for our new GMP pilot plant facility, partially offset by upfront cash received from the sale of assets to Graceway recorded in the first quarter of 2008 and the leasehold reimbursement through extending our corporate headquarters lease received in June 2008. The Company believes that with the closing of its July 31, 2008 equity financing, combined with its cash and short-term investments balance at June 30, 2008, it has sufficient funds to execute its current business plans through September 2009. Novavax expects to access additional cash through the potential sale of equity securities, lease financing, other non-dilutive financing, or potential partnering agreements.
About Novavax
Novavax, Inc. is a clinical stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like particle (VLP) technology. The Company produces these VLP based, potent, recombinant vaccines utilizing new, and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
Conference Call
Novavax’s management will host its quarterly conference call at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) today. The live conference call will be accessible via Novavax’s website at www.novavax.com under Investor/Events or by telephone at (866) 253-5757 (U.S. or Canada) or (703) 639-1206 (International). An archive of the conference call will be available on Novavax’s website approximately one hour after the event for 90 days. A replay of the conference call will also be available by telephone beginning 1pm EST. August 8, 2008 through midnight August 16, 2008. To access the replay, dial (888)266-2081 and enter pass code 1262311.
Forward Looking Statements
Certain statements contained herein or as may otherwise be incorporated by reference herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding future product development and related clinical trials, and future research and development, including Food and Drug Administration approval. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: results of clinical studies; progress of research and development activities; ability to obtain adequate financing in the future through product licensing, co-development or co-promotional arrangements, public or private equity or debt financing or otherwise; competition; ability to enter into future collaborations with industry partners or governmental agencies; unexpected changes in technologies and technological advances by us or others; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; ability to develop commercial-scale high yield manufacturing capabilities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; general economic and business conditions and other factors referenced herein. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. All forward-looking statements contained in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements, except as specifically required by law. Accordingly, past results and trends should not be used to anticipate future results or trends.

NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Net product sales	$—	$(327)	$—	$(123)
Contract research and development	325	68	783	309
Royalties, milestone and licensing fees	17	43	17	59

Total revenues	342	(216)	800	245

Operating costs and expenses:
Cost of products sold	—	101	—	151
Research and development	5,380	3,992	9,814	7,645
General and administrative	3,166	3,362	6,410	7,959

Total operating costs and expenses	8,546	7,455	16,224	15,755

Loss from continuing operations before interest income (expense)	(8,204)	(7,671)	(15,424)	(15,510)
Interest income (expense), net	(110)	531	7	1,135

Loss from continuing operations	(8,314)	(7,140)	(15,417)	(14,375)
Loss from discontinued operations	(1,058)	(1,054)	(1,710)	(2,207)

Net loss	$(9,372)	$(8,194)	$(17,127)	$(16,582)

Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.14)	$(0.12)	$(0.25)	$(0.23)
Loss per share from discontinued operations	$(0.02)	$(0.02)	$(0.03)	$(0.04)
Net loss per share	$(0.15)	$(0.13)	$(0.28)	$(0.27)

Basic and diluted weighted average number of common shares outstanding	61,329,699	61,311,954	61,286,169	61,266,765

SELECTED BALANCE SHEET DATA
(in thousands)

	As of June 30,	As of December 31,
	2008	2007
	(unaudited)
Cash and cash equivalents	$23,513	$4,350
Short-term investments	12,372	42,139
Total current assets	38,309	49,016
Working capital	29,280	42,810
Total assets	80,777	91,291
Long term debt	21,794	21,629
Stockholders’ equity	47,221	63,065
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